Exhibit 99.1

For Immediate Release	Contact Information
Wednesday, December 19, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Announces Record 2008 CAPEX,
Updates Current Operations

SAN ANTONIO – December 19, 2007 – TXCO Resources Inc. (Nasdaq:TXCO) today announced its board of directors has approved a record capital expenditure budget and drilling program for 2008. It also provided an update on current activity.

CAPEX
The Company's initial CAPEX for next year has been set in a range of $100 million to $110 million, including 97 scheduled wells. TXCO expects to fund its capital program through proceeds from a recent private placement of preferred stock, internal cash flow and an existing bank credit facility. The budget may be revised, based on drilling plan changes by partners, rig availability, drilling results, operational developments, unanticipated transaction opportunities, market conditions or commodity price fluctuations.

The Glen Rose formation, including the Maverick Basin's prolific Porosity oil play (50-100 percent working interest) will continue to receive the largest share of the budget – $40.7 million for 35 wells, including 10 re-entries. In the East Texas Fort Trinidad Field, $12.5 million has been set aside for 10 wells targeting TXCO's new Glen Rose B shoal gas play (50% WI).

In the Maverick Basin, $10.0 million has been allocated for TXCO's 50 percent share of expenses for drilling and steam generation equipment in the San Miguel tar sand project. Also, the CAPEX has $7.0 million for two wells targeting the Pearsall shale gas resource play (100% WI) and $1.3 million for a Jurassic well (25% WI). Some $10.0 million will go to expansion of the Pena Creek San Miguel waterflood.

In the Midcontinent (10-22% WI), the initial CAPEX includes $7.4 million for four wells in Oklahoma's Anadarko Basin. In the West Texas Marfa Basin (50% WI), prospective for the Barnett and Woodford shales, the Company has allocated $1.5 million for exploration and development work.

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TXCO Initial CAPEX Budget Comparison[1]
Formation/Project	2008 CAPEX ($ Millions)	2008 Gross Wells	2007 Wells YTD	% WI
Glen Rose Porosity (oil)	$40.7	35	34	50-100
Glen Rose Shoals/Reefs (gas)[2]	12.5	10	9	40-100
San Miguel tar sand wells	8.0	8-16	1	50
San Miguel tar sand steam generators, surface equipment	2.0	–	–	50
Pearsall (gas)	7.0	2	4	50-100
Georgetown (gas/oil)	3.0	6	6	63-100
Marfa Basin (Barnett/Woodford Shales)	1.5	-	1	50
Midcontinent	7.4	4	4	10-22
Jurassic	1.3	1	–	25
Austin Chalk	4.9	11	6	50-100
Pena Creek San Miguel (oil)	10.0	20	11	100
Other	8.0	–	9	–
Total	$106.3	97	85	–
[1]Initial capital expenditures may be revised based on rig availability, drilling results, operational developments, unanticipated transaction opportunities, market conditions or commodity price fluctuations.
[2] Includes both Maverick Basin and Fort Trinidad wells.

Management Perspective
"TXCO begins 2008 with more potential than ever to appreciably increase production and reserves," said CEO James E. Sigmon. "We will continue ramping up our CAPEX next year as we pursue the Company's multiple growth opportunities, including the San Miguel tar sand, Pearsall resource play and Fort Trinidad shoals – while waiting for Schlumberger's report before expanding our successful Glen Rose Porosity oil play. Coupled with our strong balance sheet, high oil price realizations and excellent cash flow, I believe 2008 will see an acceleration in our shareholder value growth."

Current Operations
Through early December, TXCO had spudded or re-entered 85 wells this year, including eight wells currently drilling. In the Maverick Basin's Pearsall gas play, the Glass Ranch B 1-77 (100% WI) has been initially completed vertically and is expected to go on production before year end. In its latest tests, the well flowed at a rate of 2,000 mcfd at 6,000 psi flowing tubing pressure for four days prior to being shut in pending construction of an 8.5-mile pipeline to produce the well. The Glass well is the first by TXCO to the Pearsall in the southern portion of the Maverick Basin.

Targeting the same formation, TXCO has completed drilling its first horizontal Pearsall well, the Cage 26-2H (50% WI), having placed five open-hole packers at various intervals in the lateral in preparation to fracture-stimulate the interval by the end of January 2008. Meanwhile, the Burr Estate 1-68ST1 (100% WI) was successfully re-entered horizontally in the Pearsall and is awaiting a fracture-stimulation completion.

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In the tar sand pilot, the Company has successfully completed its initial, two-well cyclic steam pilot phase, having mobilized the oil and established a favorable WTI price differential from area refiners. Based on continuing reservoir simulation studies, TXCO has decided to convert this pilot to a Steam-Assisted Gravity Drainage (SAGD) process by the addition of two horizontal wells. TXCO currently is drilling the new horizontal wells with its recently purchased shallow drilling rig. The SAGD technique is used extensively in the Athabasca tar sands in Canada. This marks the first time that a SAGD pilot will be applied to the San Miguel tar sands.

The SAGD well pair is being drilled in between the existing cyclic steam wells, which will be converted to temperature-monitoring wells. Existing steam generation capacity will be doubled by the addition of a second 25 mmBtu steam generator, expected to be delivered in January.

TXCO also will utilize its new drilling rig to establish a second pilot during the first half of 2008, featuring 8-16 new horizontal/vertical wells utilizing modified Fracture-Assisted Steamflood Technology (FAST), a technique proven by Conoco in years past. The wells will be drilled on a schedule consistent with expected deliveries of two new 50 mmBtu steam generators in April and May 2008.

In the East Texas Fort Trinidad Field, intermediate casing has been set in the vertical portion of the Forrest 2H (50% WI), the first horizontal well to be drilled into the Glen Rose B shoal. TXCO expects to begin drilling the horizontal portion of the well within the next few days. The Company has identified 40 prospective locations in the B shoal, one of five gas-charged shoals located in the field, where it has 8,300 net acres under lease.

TXCO's net Glen Rose Porosity oil sales early in the fourth quarter were averaging 2,440 bopd, an 8 percent increase from 2,253 bopd in the third quarter. Fourth-quarter sales levels are expected to be comparable to third-quarter results, consistent with the Company's seasonal activity slowdown due to the annual hunting season drilling moratorium. Currently, only one drilling rig is active in drilling Porosity wells. Schlumberger is continuing its comprehensive reservoir optimization study of  the Porosity, which is anticipated to be concluded about the end of February 2008.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

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Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, well test results, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended Sept. 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.